UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 25, 2013

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its March 25, 2013 meeting, the Compensation and Executive Development Committee of the Board of Directors of UIL Holdings Corporation (UIL Holdings) approved, among other actions, the following:

1.
The target levels for annual incentive awards for 2013 performance pursuant to the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the 2008 Plan) and the 2013 UIL Holdings Corporation Senior Executive Incentive Compensation Program to James P. Torgerson, Richard J. Nicholas, Linda L. Randell, and Robert M. Allessio.  The annual incentive awards, which are equal to 100%, 50%, 50% and 40%, respectively, of such executives’ annual base salary, are payable in cash in 2014 if corporate performance goals are achieved at target related to (a) net income of UIL Holdings, (b) capital project execution (c) business growth and (d) reliability, operational and safety metrics of UIL Holdings’ regulated subsidiaries.

2.	The long-term incentive grants under the 2008 Plan, as detailed below:

		Target Number
		of Performance
Name	Position	Shares Granted
James P. Torgerson	President and Chief Executive Officer	38,730
Richard J. Nicholas	Executive Vice President and Chief Financial Officer	12,320
Linda L. Randell	Senior Vice President & General Counsel	8,130
Robert M. Allessio	Vice President Gas Operations	3,450

In general, the performance shares granted vest at the end of the three-year period ending December 31, 2015.  The issuance of shares of UIL Holdings’ common stock upon vesting of the performance shares, if any, will be based upon the achievement of goals relating to UIL Holdings’ total shareholder return and net income over the three-year period ending December 31, 2015.  For the executives listed above, the actual number of  shares of UIL Holdings’ common stock issued in connection with the foregoing grants will be based on the level of performance achieved, but shall not exceed 93,945 shares in the aggregate for such executives.

Anthony J. Vallillo, Executive Vice President and Chief Operating Officer who was included among the named executive officers previously disclosed in UIL Holdings’ Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 5, 2012, retired on December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 3/26/13	By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President and Chief Financial Officer